EXHIBIT 10.2


                                 June 23, 2006


Jean B. Clifton
State Street Square
50 West State Street
12th Floor
Trenton, NJ 08698

Dear Jean,

             This letter (the "LETTER AGREEMENT") memorializes our understanding with respect to the implementation of the terms of the employment agreement (the "EMPLOYMENT AGREEMENT") dated March 5, 2003 between you and Journal Register Company (the "COMPANY") to your upcoming separation of employment with the Company on June 30, 2006 (the "TERMINATION DATE"), and takes into account the requirements of the recently enacted Section 409A ("SECTION 409A") of the Internal Revenue Code (the "CODE").

             SEPARATION PAYMENT. The Company shall, on January 2, 2007, pay you a lump sum in cash of $2,806,865 (plus interest thereon from July 1, 2006 through January 2, 2007 at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (the "APPLICABLE FEDERAL RATE"), subject to applicable tax withholding. For illustrative purposes only, the amount set forth in the preceding sentence was determined pursuant to the formula set forth in Section 5(a)(1)(B) of the Employment Agreement ($2,684,781), plus $122,084 payable to you pursuant to the formula set forth in Section 5(a)(1)(A)(ii) of the Employment Agreement. Within 15 days following the Termination Date, the Company shall pay you any accrued but unpaid base salary and vacation pay, and, within 30 days of the Termination Date (or, if later, of the date of submission of the actual invoice), shall reimburse you in accordance with the Company's policies for any reimbursable expenses incurred through the Termination Date. The Company acknowledges that you will have 38 days of accrued but unpaid vacation as of the Termination Date (less any vacation days used between the date hereof and the Termination Date).

            BENEFITS CONTINUATION. Until June 30, 2009, the Company shall continue to provide you and your family with medical, prescription, dental, vision, disability, employee life, group life, accidental death or dismemberment and disability and travel accident insurance and other fringe benefits on the same terms and conditions as that provided to the you as of the Termination Date or as in effect from time to time, as if you had remained employed during that period, subject to your payment of such employee contributions, copayments and similar charges provided, however, in no event shall the amount of your medical premium payments under this sentence be determined on terms less favorable than the most favorable terms provided to any senior executive officer of the Company; and, PROVIDED FURTHER, that such continued benefits shall become secondary to the extent you become reemployed and become eligible for substantially comparable benefits (i.e., medical, prescription, dental, vision, disability, accidental death and dismemberment and/or life insurance benefits) from another employer during such applicable period. You shall pay $804.69 per quarter, in arrears, with respect to the period from July 1, 2006 through December 31, 2006, and shall be reimbursed by the Company on January 2, 2007 for all payments so made (plus interest thereon from the applicable payment date through


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January 2, 2007 at the Applicable Federal Rate). Until June 30, 2009, the
Company shall continue to (x) provide you with use of your Company-owned automobile (the "CAR") on the same terms and conditions as provided to you as of immediately prior to the Termination Date and related insurance coverage, and
(y) pay your dues payments at the two country clubs (the "CLUBS") with respect to which it currently pays such dues, PROVIDED, that you shall pay all dues to the Clubs with respect to the period from July 1, 2006 through December 30, 2006, and shall be reimbursed by the Company on January 2, 2007 for all payments so made (plus interest thereon from the applicable payment date through January 2, 2007 at the Applicable Federal Rate), and, PROVIDED, FURTHER, that you shall pay the Company a quarterly premium of $1,500 to lease the Car from July 1, 2006 through December 31, 2006, payable quarterly in arrears, and shall be reimbursed by the Company on January 2, 2007 for all payments so made (plus interest thereon from the applicable payment date through January 2, 2007 at the Applicable Federal Rate).

            OUTPLACEMENT. The Company will provide you with outplacement services, the scope of and provider of which shall be selected by you in your sole discretion (including but not limited to professional training, conferences or education) and; PROVIDED, that in no event shall the cost of such services exceed $50,000 and in no event shall any such services be provided or reimbursed subsequent to December 31, 2008. For one year following the Termination Date, the Company shall provide you with continued secretarial and information technology support from the individuals who were serving as your secretary and information technology support immediately before the Termination Date, or from a suitable replacement(s) on the Company's payroll if such individual(s) cease(s) to be employed by the Company or you and the Company agree to another suitable replacement, in any case at no charge to you.

            TRANSFERS OF OWNERSHIP. As soon as practicable following the Termination Date, the Company shall (i) sell to you, for $1.00 each, the Company-owned personal computer, printer and fax machine and other similar items being used by you immediately before such date (provided that the Company may arrange, at any time prior to 45 days following the conclusion of the Consulting Period (as defined in the Noncompete, Consulting and Release Agreement being entered into between you and the Company as of the date hereof) for removal from the hard drive of said computer any of its proprietary software and confidential and proprietary information), and (ii) transfer to you, for $1.00, the Club memberships held by the Company. As soon as practicable following the third anniversary of the Termination Date, the Company shall sell the Car to you for $1.00.

            SECTION 409A. If any compensation or benefits provided by this letter would reasonably be expected to result in the application of Section 409A, the Company shall, in consultation with you, modify this letter in the least restrictive manner necessary in order to, where applicable, (i) exclude such compensation from the definition of "deferred compensation" within the meaning of such Section 409A or (ii) comply with the provisions of Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, to the extent permissible, without any diminution in the payments to you. In the event that it is mutually agreed by the parties prior to June 30, 2006 that deletion of the provisos to the final sentence of the paragraph above titled "Benefits Continuation" would not result in any payments or benefits being treated as subject to Section 409A, such provisos shall be so deleted. In the event that it is mutually agreed by the parties prior to December 31, 2006 that the lump-sum payment described in the first sentence of the paragraph above titled "Separation Payment" can


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be made prior to January 2, 2007 without resulting in imposition of any tax under Section 409A, such payment shall be made as soon as practicable following such mutual agreement (but in no event prior to the Termination Date), with the interest adjusted to reflect the acceleration of payment from January 2, 2007 to the date of such payment

             ACKNOWLEDGEMENTS. This Letter Agreement and the Noncompetition, Consulting and Release Agreement of even date herewith (collectively, the "AGREEMENTS") constitute the full understanding of you and the Company with respect to your relationship with the Company. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in the Agreements (which incorporates by reference
Section 8 of the Employment Agreement), you are not entitled to receive any separation pay or benefits from the Company and its affiliates, and the payments described therein are in full satisfaction of your rights under the Employment Agreement, which (except for Section 8 thereof) is superseded by the Agreements. The Company acknowledges that its obligation to make the payments and provide the benefits provided for in this Letter Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement, and such amounts shall not be reduced whether or not you obtain other employment. Nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company and its affiliates and for which you may qualify (including, without limitation, the Company's 401(k) Savings and Retirement Plan for West State Street Employees and 401(k) Excess/Deferred Compensation Plan), nor shall anything herein limit or otherwise affect such rights as you may have under any other contract or agreement with the Company and its affiliates, in each case, except to the extent modified by the Agreements. Amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of or any other contract with the Company and its affiliates (including, without limitation, the Company's 401(k) Savings and Retirement Plan for West State Street Employees and 401(k) Excess/Deferred Compensation Plan) at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except to the extent modified by the Agreements.

             MISCELLANEOUS. This Letter Agreement is personal to you, and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Letter Agreement shall inure to the benefit of and be enforceable by your heirs and legal representatives. This letter shall inure to the benefit of and be enforceable by your heirs and legal representatives. This letter shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in the next sentence, without your prior written consent, this Letter Agreement shall not be assignable by the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Letter Agreement by operation of law or otherwise. This letter may be amended, modified or changed only by a written instrument executed by you and the Company. The captions of this letter are not part of the provisions hereof and shall have no force or effect. The Company agrees to pay as incurred


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(within 10 days following the Company's receipt of an invoice from you), to the full extent permitted by law, all legal fees and expenses that you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This letter may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

             GOVERNING LAW. This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The parties hereto irrevocably consent to jurisdiction in the courts of the state of New Jersey for resolution of any claim or dispute arising hereunder, and such shall be the exclusive forum for the resolution of such claim or dispute.


                                   Sincerely,


                                   /s/ Robert M. Jelenic
                                   --------------------------------------
                                   on behalf of Journal Register Company

Acknowledged and Agreed:



/s/ Jean B. Clifton
------------------------
Jean B. Clifton


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